Exhibit 99.1

China GengSheng Minerals Reports Fourth Quarter and Full Year 2011 Financial Results

GONGYI, China, April 16, 2011 – China GengSheng Minerals, Inc. (NYSE Amex: CHGS), a leading China-based high-tech industrial materials manufacturer producing heat resistant, energy efficient materials for a variety of industrial applications, today announced its financial results for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter 2011 Financial Highlights:

  Quarterly revenue increased 1.4% year-over-year to approximately $18.9 million.

    Fracture proppant sales were approximately $5.7million, an increase of 13.8% year-over-year compared with approximately $5.0 million in the fourth quarter of 2010;

    Refractories sales were approximately $10.7 million, compared with approximately $12.7 million in the fourth quarter of 2010.

    Fine precision abrasives product sales were approximately $2.9 million, an increase of 327.3% year- over-year compared with approximately $0.7 million in the fourth quarter of 2010.

  Gross profit was approximately $1.1 million, or 5.7% of total sales, compared with 20.7% of total sales in the same period a year ago.

  Total operating expenses increased to approximately 7.1 million, compared with approximately $5.2 million in the fourth quarter of 2010.

  Net loss attributable to the Company was approximately $8.0 million, or $0.30 per share, compared with net loss of approximately $2.1 million, or $0.08 per share in the fourth quarter of 2010.

  As of December 31, 2011, the Company had cash and cash equivalents of approximately $3.6 million, stockholders’ equity of approximately $53.8 million and working capital of approximately $11.8 million.

Fiscal Year 2011 Financial Highlights:

  Revenue increased 23.7% year-over-year to approximately $76.9 million, compared with approximately $62.2 million in 2010.

  Gross profit was down 8.4% year-over-year to approximately $16.2 million, or 21.1% of total sales, compared with approximately $17.7 million, or 28.4% of total sales in 2010.

  Total operating expense increased to approximately $19.3 million, or 25.1% of total sales, compared with approximately $15.4 million, or 24.7% of total sales in 2010.

  Net loss attributable to the Company’s common stockholders was approximately $7.5 million, or $0.28 per share, compared with net income of approximately $0.3 million, or $0.01 per share in 2010.

“In 2011 we continued our efforts in products positioning and strategic progress for GengSheng. We committed resources to, and expanded production capacity of targeted areas, hence to improve our ability to address the overall unstable environment in our end markets,” said Mr. Shunqing Zhang, China GengSheng's Chairman and Chief Executive Officer. “During the fourth quarter and throughout the year, our bottom line was impacted by increased material, energy and labor costs, operating expenses, financing costs and non-cash impairment charges. While these increased expenses weighed on our results for 2011, we adopted stringent approaches to eliminate impaired assets in our books.”

Financial Results for the Three Months Ended December 31, 2011

For the fourth quarter of 2011, sales revenue was approximately $18.9 million, an increase of 1.4%, compared with approximately $18.6 million in the fourth quarter of 2010. The increase was mainly attributable to the increased sales from the fracture proppant and fine precision abrasive segments, which was partially offset by the decreased sales from the refractories and high-temperature segments. Sales of the Company’s core refractory products totaled approximately $10.7 million, or 56.8% of total sales, a decrease of 15.3%, compared with approximately $12.7 million in the fourth quarter of 2010. The year-over-year decline in refractories sales is mainly related to the continued consolidation of the steel industry in China which reduced the demand for our refractory products. Sales of fracture proppant products totaled approximately $5.7 million, or 30.1% of total sales, an increase of 13.8%, compared with approximately $5.0 million in the fourth quarter of 2010. The year-over-year increase in fracture proppant products sales was mainly due to the growth in export sales. Sales of fine precision abrasives products totaled approximately $2.9 million, compared with $0.7 million in the fourth quarter of 2010. Our sales of precision abrasive started in the third quarter of 2010. Cost of goods sold totaled $17.8 million, an increase of 20.6%, compared with $14.7 million for the same period a year ago. The increase in cost of goods sold resulted from continued increase in raw material price, higher energy and labor cost.

Gross profit for the three months ended December 31, 2011, was approximately $1.1 million, or 5.7% of revenue, compared with approximately $3.9 million, or 20.7% of revenue in the fourth quarter of 2010. The decrease in gross profit and gross margin for the quarter was mainly attributable to the increased average raw material prices and decreased gross margin for fine precision abrasives segment.

For the three months ended December 31, 2011, total operating expenses were approximately $7.1 million, compared with approximately $5.2 million in the year-ago period. The increase in operating expenses was primarily related to the increased general and administrative expenses, non-cash impairment charges and increased allowance for doubtful accounts.

General and administrative expenses increased by approximately $0.9 million to approximately $2.2 million for the fourth quarter in 2011, from approximately $1.3 million for the fourth quarter in 2010. The increase in general and administrative expenses was primarily related to increased salaries and personnel expenses and higher depreciation expenses.

Impairments on goodwill and intangible assets were approximately $0.8 million for the fourth quarter in 2011. There was no impairment expenses in the fourth quarter in 2010. The increase was attributable to the write-off of goodwill related to the acquisition of one subsidiary and the write-off of intangible assets related to an unpatented technology acquired in 2007.

Allowance for doubtful accounts was approximately $0.9 million for the fourth quarter in 2011, compared with approximately $0.4 million in the fourth quarter of 2010. The increase was primarily attributable to the change in our provisioning policy which increases the allowance for accounts receivables aged over three years and other receivables which have uncertainties in collectability in the fourth quarter of 2011.

Selling expenses decreased by approximately $0.6 million, to approximately $2.7 million for the three months ended December 31, 2011, compared with approximately $3.3 million for the three months ended December 31, 2010. The decrease in selling expenses was primarily attributable to the change in product mix because, in the fourth quarter, we sold more fracture proppants products and fine precision abrasives which normally incur lower selling expenses than refractory segment.

Impairments on deposit for acquisition of a non-consolidated affiliated were approximately $1.2 million for the three months ended December 31, 2011. This non-cash impairment charge was related to our investment in a non-consolidated affiliate which is expected to be completed by May 2012.

Finance costs totaled approximately $1.4 million for the three months ended December 31, 2011, compared with approximately $0.5 million in the same period in 2010. The increase in finance costs was primarily due to the increase in borrowing activities in the fourth quarter of 2011.

Net loss attributable to Company's common stockholders was approximately $7.6 million, or $0.30 per share, compared with approximately $2.1 million, or $0.08 per share, in the same period of 2010. The net loss for the quarter was primarily attributable to the factors described above.

Financial Results for the Twelve Months Ended December 31, 2011

For the year ended December 31, 2011, sales revenue increased 23.7% to approximately $76.9 million, compared with approximately $62.2 million for 2010. Sales of the Company’s core refractory products totaled approximately $46.6 million, or 60.5% of total sales, compared with approximately $45.8 million, or 73.6% of total sales in 2010. Sales of fracture proppant products totaled approximately $22.5 million, or 29.3% of total sales, compared with approximately $14.3 million, or 23.0% of total sales in 2010. Sales of fine precision abrasives products totaled approximately $7.4 million or 9.6% of total sales, compared with approximately $0.9 million, or 1.4% of total sales in 2010. Our sales of precision abrasive started in the third quarter of 2010. Sales of industrial ceramics products totaled approximately $0.4 million, or 0.6% of total sales, compared with approximately $1.2 million for the year-ago period.

Gross profit for the twelve months ended December 31, 2011 was approximately $16.2 million, or 21.1% of revenue, compared with gross profit of approximately $17.7 million, or 28.4% of revenue in 2010. The decrease in gross profit was mainly attributable to the decreased gross margin in our fine precision abrasives segment and the increase in the cost of raw materials, energy and labor costs in refractories segment compared with 2010.

General and administrative expenses, totaled approximately $7.0 million, compared with approximately $5.7 million in 2010. Selling expenses for 2011 were approximately $9.5 million, compared with approximately $8.4 million in 2010. Research and development expenses for 2011 were approximately $0.7 million, compared with approximately $0.8 million in 2010. Allowance for doubtful accounts was approximately $1.3 million, compared with approximately $0.4 million in 2010. Non-cash impairment charges on goodwill and intangible assets were approximately $0.8 million in 2011. Total operating expenses were approximately $19.3 million, compared with approximately $15.4 million in the year-ago period.

Finance costs totaled approximately $5.3 million in 2011, compared with approximately $1.8 million in 2010. This substantial increase was primarily due to an increase of approximately $2.0 million in bills discounting charges as we discounted more bills receivable instead of holding them to maturity and an increase of approximately $1.5 million in interest expenses as we increased borrowing activities in 2011. Income tax expense was approximately $0.3 million in 2011, compared with approximately $0.5 million in 2010. Income taxes incurred in the PRC and were calculated based on the Chinese GAAP for each individual subsidiary.

Net loss attributable to Company's common stockholders was approximately $7.5 million, or $0.28 per share, compared with net income of approximately $0.3 million, or $0.01 per share, for 2010, due to the reasons discussed above.

As of December 31, 2011, the Company had cash and cash equivalents totaling approximately $3.6 million, working capital of approximately $11.8 million and stockholders’ equity of approximately $53.8 million. This compares with cash and cash equivalents of approximately $0.9 million, working capital of approximately $20.0 million and stockholders’ equity of approximately $51.3 million, as of December 31, 2010.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics, fracture proppants and fine precision abrasives. A market leader offering customized solutions, GengSheng sells its products primarily to the iron and steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment, while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 170 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, Henan GengSheng High Temperature Materials Co., Ltd. and Henan Yuxing Proppant Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China GengSheng Minerals, Inc., and its subsidiary companies. All statements other than statements of historical fact included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's ability to meet its projected output for the term of the supply contract; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

China GengSheng Minerals, Inc.
Investor Relations
Mr. Shuai Zhang
ir@gengsheng.com
+86-371-6405-9846

China GengSheng Minerals, Inc.
Consolidated Balance Sheets

	As of December 31, 2011	As of December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$3,594,361	$925,052
Restricted cash	21,094,008	21,693,100
Trade receivables, net	49,167,748	43,240,996
Bills receivable	6,331,997	3,074,156
Other receivables and prepayments, net	8,451,185	7,024,142
Advances to senior management	360,162	51,449
Inventories, net	16,956,582	15,679,492
Deferred tax assets, net of valuation allowance	-	244,046

Total current assets	105,956,043	91,932,433

Deposit for acquisition of a non-consolidated affiliate, net	1,092,041	2,275,500
Deposits for acquisition of land use right, property, plant and equipment	618,892	1,061,502
Goodwill, net	-	441,089
Intangible assets, net	-	379,250
Property, plant and equipment, net	37,164,849	26,188,235
Land use rights	3,137,961	944,166

TOTAL ASSETS	$147,969,786	$123,222,175

LIABILITIES AND EQUITY

Current liabilities:
Trade payables	$18,671,086	$14,279,568
Bills payable	16,385,340	8,495,200
Other payables and accrued expenses	8,877,407	5,198,131
Deferred revenue - Government grants	443,632	394,420
Provision of warranty	184,778	69,739
Income taxes payable	218,038	606,877
Non-interest-bearing loans	3,318,472	1,062,114
Collateralized short-term bank loans	45,974,022	41,641,650
Deferred tax liabilities	112,625	149,578
Warrant liabilities	-	-

TOTAL LIABILITIES	94,185,400	71,897,277

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock - $0.001 par value 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock - $0.001 par value 100,000,000 shares authorized in 2011 and 2010; issued and outstanding 26,803,044 shares in 2011 and 24,294,386 shares in 2010	26,803	24,294
Additional paid-in capital	28,197,310	19,903,388
Statutory and other reserves	8,110,972	7,521,114
Accumulated other comprehensive income	7,713,341	5,949,455
Retained earnings	9,541,560	17,636,730

Total China GengSheng Minerals, Inc. stockholders' equity	53,589,986	51,034,981
NONCONTROLLING INTEREST	194,400	289,917

TOTAL EQUITY	53,784,386	51,324,898

TOTAL LIABILITIES AND EQUITY	$147,969,786	$123,222,175

China GengSheng Minerals, Inc.
Consolidated Statements of Operations and Comprehensive Loss

	Year ended December 31,
	2011	2010

Sales revenue	$76,935,665	$62,188,656
Cost of goods sold	60,726,627	44,498,585

Gross profit	16,209,038	17,690,071

Operating expenses
Allowance for doubtful accounts	1,334,736	437,318
General and administrative expenses	7,010,822	5,740,604
Impairment on goodwill	441,089	-
Impairment on intangible assets	309,800	-
Research and development expenses	699,367	817,179
Selling expenses	9,491,077	8,365,181

Total operating expenses	19,286,891	15,360,282

(Loss) income from operations	(3,077,853)	2,329,789

Other (expenses) income
Government grant income	379,505	122,914
Guarantee income	614,472	238,798
Guarantee expenses	(518,141)	(622,192)
Interest income	916,387	363,856
Impairment on deposit for acquisition of a non-consolidated affiliate	(1,248,804)	-
Change in fair value of warrant liabilities	970,000	-
Other income	14,788	128,759
Finance costs	(5,278,802)	(1,768,339)

Total other expenses	(4,150,595)	(1,536,204)

(Loss) income before income taxes and noncontrolling interest	(7,228,448)	793,585
Income taxes	(325,146)	(521,590)

Net (loss) income before noncontrolling interest	(7,553,594)	271,995
Net loss (income) attributable to noncontrolling interest	48,282	(7,832)

Net (loss) income attributable to Company’s common stockholders	$(7,505,312)	$264,163

Net (loss) income before noncontrolling interest	$(7,553,594)	$271,995
Other comprehensive income
Foreign currency translation adjustment	1,716,651	1,614,615

Comprehensive (loss) income	(5,836,943)	1,886,610
Comprehensive loss (income) attributable to noncontrolling interest	95,517	(17,758)

Comprehensive (loss) income attributable to Company’s common stockholders	$(5,741,426)	$1,868,852

(Loss) earnings per share - Basic and diluted attributable to Company’s common stockholders	$(0.28)	$0.01

Weighted average number of shares - Basic and diluted	26,754,737	24,243,716

China GengSheng Minerals, Inc.
Consolidated Statements of Cash Flows

	Year ended December 31,
	2011	2010
Cash flows from operating activities
Net (loss) income before noncontrolling interest	$(7,553,594)	$271,995
Adjustments to reconcile net (loss) income before noncontrolling interest to net cash flows used in operating activities:
Depreciation	2,271,268	1,624,255
Impairment of goodwill	441,089	-
Impairment of intangible assets	309,800	-
Impairment on deposit for acquisition of a non-consolidated affiliate	1,248,804	-
Amortization of land use rights	28,428	22,129
Amortization of intangible assets	77,450	53,818
Deferred taxes	208,518	(123,879)
Gain on disposal of intangible assets	-	(53,818)
Loss (gain) on disposal of property, plant and equipment	4,319	(72,926)
Share-based compensation	7,965	295,600
Guarantee expenses	518,141	622,192
Guarantee income	(614,472)	(238,798)
Allowance for doubtful accounts	1,334,736	437,318
Deferred revenue amortized	(356,270)	-
Change in fair value of warrant liabilities	(970,000)	-
Exchange gain	(163,440)	-
Changes in operating assets and liabilities:
Restricted cash	(3,678,875)	(7,548,000)
Trade receivables	(5,205,716)	(5,387,059)
Bills receivable	(3,134,922)	(1,123,429)
Other receivables and prepayments	(1,944,805)	(1,276,659)
Advances to senior management	(301,907)	-
Inventories	(676,480)	(4,933,135)
Trade payables	3,892,832	1,707,545
Provision of warranty	110,634	68,038
Bills payable	7,493,190	6,857,459
Other payables and accrued expenses	3,524,992	947,365
Income taxes payable	(405,102)	275,866

Net cash flows used in operating activities	(3,533,417)	(7,574,123)

Cash flows from investing activities
Payments to acquire and deposits for acquisition of land use right, property, plant and equipment	(13,899,189)	(5,970,774)
Proceeds from disposal of property, plant and equipment	12,983	9,021
Deposit paid for acquisition of a non-consolidated affiliate	-	(444,000)

Net cash flows used in investing activities	(13,886,206)	(6,405,753)

Cash flows from financing activities
Net proceeds from issuance of shares	9,258,473	-
Government grant received	436,586	-
Advances to senior management	-	(50,243)
Restricted cash	5,070,605	2,516,000
Proceeds from bank loans	107,636,911	50,986,000
Repayment of bank loans	(104,913,150)	(39,072,000)
Proceeds from non-interest bearing loans	4,266,233	2,437,067
Repayment of non-interest bearing loans	(1,706,840)	(2,934,489)

Net cash flows provided by financing activities	20,048,818	13,882,335
Effect of foreign currency translation on cash and cash equivalents	40,114	30,389

Net increase (decrease) in cash and cash equivalents	2,669,309	(67,152)
Cash and cash equivalents - beginning of year	925,052	992,204

Cash and cash equivalents - end of year	$3,594,361	$925,052

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$5,550,951	$1,768,339
Income taxes	520,676	372,645

Non-cash operating and investing activities:-
Proceeds from disposal of property, plant and equipment settled by offsetting trade payables	$99,084	$279,720
Deposit paid for acquisition of a non-consolidated affiliate settled by offsetting other receivables	-	1,776,000
Proceeds from disposal of intangible assets settled by offsetting other payables	-	592,000
Proceeds from government grant receivables settled by offsetting non-interest-bearing loan from government	384,648	-
Warrants issued to investors in connection with the private placement	$970,000	$-